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                                                                     EXHIBIT 3.3


                             ARTICLES OF RESTATEMENT
                                       OF
                               PIERRE FOODS, INC.


         The undersigned corporation, pursuant to Section 55-10-07 of the North Carolina Business Corporation Act, as amended, hereby submits these Articles of Restatement for the purpose of integrating into one document its original Articles of Incorporation and all amendments thereto and also for the purpose of amending its Articles of Incorporation:

         1. Name. The name of the corporation is Pierre Foods, Inc. (the "Corporation").

         2. Restated Articles. Attached hereto as Exhibit A are the Restated Articles of Incorporation of the Corporation, which contain an amendment to the Articles of Incorporation of the Corporation requiring shareholder approval.

         3. Approval. The Amended and Restated Articles of Incorporation of the Corporation were adopted and approved by the shareholders of the Corporation on the 30th day of July 2002, in the manner prescribed by law.

         This the 30th day of July, 2002.


                                            PIERRE FOODS, INC.

                                            By: /s/ David R. Clark
                                                --------------------------------
                                                David R. Clark, Vice-Chairman


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                                    EXHIBIT A


                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                               PIERRE FOODS, INC.


         The undersigned hereby submits these Restated Articles of Incorporation pursuant to N.C.G.S. 55-10-07 of the North Carolina Business Corporation Act.

         1. Name. The name of the corporation is Pierre Foods, Inc.

         2. Capital. The number of shares the corporation is authorized to issue is one hundred thousand (100,000) of Class A common without par or stated value.

         3. Registered Agent/Office. The address of the registered office of the corporation in the State of North Carolina is 361 Second Street, Hickory, Catawba County, North Carolina 28601 with a mailing address of Post Office Box 3967, Hickory, Catawba County, North Carolina 28603; and the name of its registered agent at such address is David R. Clark.

         4. Indemnification. To the fullest extent permitted by the North Carolina Business Corporation Act as it exists or may hereafter be amended, no person who is serving or who has served as a director of the corporation shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of duty as a director. No amendment or repeal of this article, nor the adoption of any provision to these Articles of Incorporation inconsistent with this article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal, or adoption.

         5. Pre-emptive Rights. The shareholders of the Corporation shall have no pre-emptive rights to acquire additional or treasury shares of the Corporation.

         6. Cumulative Voting. The shareholders are not entitled to cumulate their votes for the election of directors.